Exhibit 99.1

BGC Partners Announces Pricing of $135 Million of Convertible Senior Notes

NEW YORK, NY – July 26, 2011 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”) today announced the pricing of its offering of $135 million aggregate principal amount of convertible senior notes due 2016 (the “notes”), which will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). BGC has also granted the initial purchasers of the notes a 13 day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover overallotments.

The notes will pay interest semi-annually at a rate of 4.50 percent per annum and have been priced at par. The notes are convertible, at the holder’s option at a conversion rate of 101.6260 shares of BGC’s Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of approximately $9.84 per share, a 20 percent premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ Global Select Market (the “NASDAQ”) on July 25, 2011. Upon conversion, BGC will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election.

In connection with the offering, the Company has entered into capped call transactions with one or more of the initial purchasers of the notes or their respective affiliates. The capped call transactions are expected generally to reduce the potential dilution to the Company’s Class A common stock upon any conversion of notes in the event that the market value per share of the Company’s Class A common stock , as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the notes and is subject to certain adjustments substantially similar to those contained in the notes). The capped call transactions have a cap price equal to approximately $12.30 (50 percent above the last reported sale price of the Company’s Class A common stock on the NASDAQ on July 25, 2011). If the initial purchasers exercise their overallotment option to purchase additional notes, the Company may enter into additional capped call transactions.

The Company has been advised that, in connection with hedging the capped call transactions, the counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s Class A common stock concurrently with, or shortly after, the pricing of the notes and may, from time to time following the pricing of the notes, enter into or unwind various derivatives and/or purchase or sell the Company’s Class A common stock in secondary market transactions. These activities could increase (or reduce the size of any decrease in) the price of the Company’s Class A common stock concurrently with or following the pricing of the notes, and could also cause or avoid an increase or a decrease in the price of the Company’s Class A common stock following any conversion of notes and during the period prior to the maturity date.

BGC estimates that the net proceeds from this offering will be approximately $121.5 million (or approximately $144.1 million if the initial purchasers’ purchase option is exercised in full) after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions. The closing of this offering is expected to occur on July 29, 2011.

The notes will be general senior unsecured obligations of BGC Partners, Inc.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of Class A common stock underlying such notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CONTACTS

Media: Hannah Sloane 212-294-7938 hsloane@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

EMEA & APAC Media: Deborah Spencer + 44 207 894 7961 dspencer@bgcpartners.com

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